Exhibit-10.31
Execution Copy
ADVISORY AGREEMENT
     This Advisory Agreement (this “Agreement”) is made and entered into as of December 1, 2005 (the “Effective Date”), by and among Avago Technologies Limited, a Singapore public limited company (the “Company”), Avago Technologies International Sales Pte. Limited, a Singapore private limited company (“HQCO”), Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership (“KKR”), and Silver Lake Management Company, L.L.C., a Delaware limited liability company (“SilverLake” and together with KKR, the “Advisors”). Certain defined terms are defined in Section 19.
     WHEREAS, the Company and HQCO desire to retain the Advisors with respect to the services described herein.
     NOW, THEREFORE, the parties to this Agreement agree as follows:
     1. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the twelfth anniversary of the Effective Date (including any extensions thereof, the “Term”), which Term shall automatically be extended thereafter on a year to year basis unless the Company or both Advisors provides written notice of its desire to terminate this Agreement to each of the Advisors and the Company at least 90 days prior to the expiration of the Term or any extension thereof. In addition, in connection with the consummation of a Change in Control or the Initial Public Offering, the Company may terminate this Agreement by delivery of written notice of termination to the Advisors. In the event of a termination of this Agreement, the Company and HQCO shall pay in cash to each of the Advisors (a) all unpaid Advisory Fees (as defined in Section 3(a)), all unpaid Subsequent Transaction Fees (as defined in Section 4(b)) and expenses due under this Agreement with respect to periods prior to the termination date, plus (b) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through the twelfth anniversary of the Effective Date or, in the case of any extension thereof, through the end of such extension period. The provisions of Sections 1, 4(b), 6, 7, 9, and 15 through 19 shall survive any termination of this Agreement.
     2. Services. The Advisors shall perform or cause to be performed such services for the Company and/or its subsidiaries as mutually agreed by the Advisors and the Company, which services may include, without limitation, the following:
          (a) general executive and management services;
          (b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company and/or its subsidiaries;
          (c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

          (d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;
          (e) human resources functions, including searching and hiring of executives; and
          (f) other services for the Company and its subsidiaries upon which the Company and the Advisors agree.
     3. Advisory Fees and Expenses.
          (a) During the Term of this Agreement, the Company and HQCO will pay each Advisor an advisory fee (such Advisor’s “Advisory Fee”) for each fiscal quarter of the Company equal to the product of (x) the Quarterly Fee Amount for such fiscal quarter times (y) 50%. Each Advisor’s Advisory Fee will be payable in advance to such Advisor or its designee by wire transfer of immediately available funds on the first business day of the first month of each fiscal quarter. The pro-rated amount of each Advisor’s Advisory Fee for the period commencing on the Effective Date and ending on the last day of the Company’s fiscal quarter ending on or about January 31, 2006 will be payable by wire transfer of immediately available funds on the Effective Date.
          (b) The Company and HQCO will reimburse each Advisor for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of attorneys, accountants or other advisors retained by such Advisor) as may be incurred by such Advisor and its partners, members, employees or agents in connection with the rendering of services pursuant to this Agreement. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of such Advisor (but in any case no later than five business days following such request) and will be in addition to any other fees or amounts payable to such Advisor pursuant to this Agreement. Unless requested by the Company, in no event shall any Advisor submit its expenses to the Company more often than monthly.
     4. Transaction Fees and Expenses.
          (a) The Company will pay each of the Advisors, or their respective designees, a fee in the amount of $17,500,000 for the services rendered by such Advisor in connection with the acquisition (the “Acquisition”) of Agilent Technologies, Inc.’s Semiconductor Product Group (the “Business”) as contemplated by the Asset Purchase Agreement, dated as of August 14, 2005, as amended, among the Company and Agilent Technologies, Inc., including the evaluation, negotiation, documentation, financing and closing of the Acquisition. Each Advisor’s fee will be payable to such Advisor or its designee by wire transfer of immediately available funds on the Effective Date. In addition, the Company will reimburse each Advisor or its designee, by wire transfer of immediately available funds on the Effective Date, for its reasonable travel expenses and other out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys, consultants, and other advisors retained by such Advisor) incurred in connection with the foregoing, and all amounts expended, and obligations and liabilities incurred, on behalf of the Company and its subsidiaries in connection with the Acquisition, including costs, obligations and liabilities incurred in preparing the Company and its subsidiaries to operate the Business as of the Closing.
          (b) The Company and HQCO, jointly and severally, will pay the Advisors or their designees a transaction fee (each, a “Subsequent Transaction Fee”) in connection with the consummation of each transaction that is completed during the Term (or completed after any termination of this Agreement, if such transaction was contemplated at the time of termination of the Agreement) resulting in a Change in Control, acquisition, disposition or divestiture, spin-off, split-off, or financing (whether debt or equity financing) by or involving the Company or its subsidiaries with an aggregate value in excess of $25,000,000 in an amount equal to 1% of the aggregate value of each such transaction (in each case, whether such transaction is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by the Company or its subsidiaries or, in the case of a Change in Control, indirectly by its shareholders, and determining the value of debt financing without regard to whether such debt financing is actually drawn upon). Each Advisor shall be entitled to a portion of such Subsequent Transaction Fee equal to the product of (x) the amount of such Subsequent Transaction Fee, times (y) 50%. Each Advisor’s allocated portion of a Subsequent Transaction Fee will be payable to such Advisor or its designee by wire transfer of immediately available funds on the date on which such transaction resulting in a Subsequent Transaction Fee is consummated.
     5. Personnel. Each Advisor will provide and devote to the performance of this Agreement such partners, employees and agents of such Advisor as it shall deem appropriate to the furnishing of the services mutually agreed upon by the Company and the Advisors; it being understood that no minimum number of hours is required to be devoted by any or all of the Advisors on a weekly, monthly, annual, or other basis. The fees and other compensation specified in this Agreement will be payable by the Company and HQCO regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests an Advisor to provide any such services. The Company acknowledges that the services of each of the Advisors are not exclusive, and that each of the Advisors will render similar services to other Persons (including with the same partners, employees, and agents thereof as may render services to the Company).
     6. Liability. None of the Advisors nor any of their respective Affiliates, nor any of their respective partners, shareholders, directors, officers, members, employees or agents (collectively, the “Advisor Group”) shall be liable to the Company, its subsidiaries or any of their Affiliates, employees or shareholders for any loss, liability, damage, cost, settlement, judgment or expense (including attorneys’ fees and expenses) (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by any of the Advisors to, or otherwise in connection with the operations of, the Company or any of its subsidiaries or Affiliates, other than as a result of the willful misconduct of such Advisor or any member of its Advisor Group. No Advisor makes any representations or warranties, express or implied, in respect of the services provided by any member of the Advisor Group. Except as an Advisor may otherwise agree in writing after the date hereof with respect to itself or its Affiliates: (i) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company, its subsidiaries or any of their Affiliates and (B) do business with any client or customer of the Company, its subsidiaries or any of their Affiliates; (ii) no member of the Advisor Group shall be liable to the Company, its subsidiaries or any of their Affiliates, employees or shareholders for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, its subsidiaries or any of their Affiliates or shareholders, on the one hand, and any member of the Advisor Group, on the other hand, or any other Person, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, its subsidiaries or any of their Affiliates or shareholders and, notwithstanding any provision of this Agreement to the contrary, the Advisor Group shall not be liable to the Company, its subsidiaries or any of their Affiliates or shareholders for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, its subsidiaries or any of their Affiliates or shareholders. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, arising out of this Agreement or the performance of services hereunder, or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) arising out of this Agreement or the performance of services hereunder, except as set forth in Section 7 below.
     7. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each member of the Advisor Group from and against any and all Losses arising from any claim by any Person with respect to, or in any way related to, this Agreement (collectively, “Claims”) arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by any member of the Advisor Group to, or otherwise in connection with the operation of the Company or any of its subsidiaries or Affiliates; provided that the foregoing indemnity shall not be available to any Advisor if such Advisor’s Loss is a result of the willful misconduct of such Advisor or any member of its Advisor Group. The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, its subsidiaries or any of their Affiliates, or any member of the Advisor Group or in which any member of the Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the Advisor Group; provided that the Company and its subsidiaries shall not settle any such Claim without the consent of the Advisors party thereto. If the indemnification provided for above is unavailable in respect of any Losses, then the Company and its subsidiaries, in lieu of indemnifying any member of the Advisor Group, shall contribute to the amount paid or payable by such member of the Advisor Group in such proportion as is appropriate to reflect the relative fault of the Company and their subsidiaries, on the one hand, and such member, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations.
     8. Independent Contractor. Each of the Advisors and the Company agree that each Advisor shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. No Advisor or any of its partners, members, employees or agents shall be considered employees or agents of the Company or any of their subsidiaries as a result of this Agreement nor shall any of them have authority under this Agreement to contract in the name of or bind the Company or any of their subsidiaries, except as expressly agreed to in writing by the Company or any of their subsidiaries, respectively.
     9. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given, delivered and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9 prior to 5:00 p.m. (New York time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any business day and earlier than 11:59 p.m. (New York time) on the day preceding the next business day, (iii) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid), or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:
To the Company:
Avago Technologies Limited
No. 1 Yishun Avenue 7
Singapore 768923
Attention: Chief Executive Officer
To SilverLake:
Silver Lake Management Company, L.L.C.
2725 Sand Hill Road, Suite 150
Menlo Park, CA 94025
Attention: Kenneth Y. Hao
To KKR:
Kohlberg Kravis Roberts & Co., L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: Adam H. Clammer
     10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.
     11. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties; provided that any Advisor may, without consent of the Company or the other Advisors, assign its rights and obligations under this Agreement to any of its Affiliates.

     12. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.
     13. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.
     14. Amendments and Waivers. No amendment, modification, extension, termination or waiver of any term, provision or condition of this Agreement (each, an “Amendment”) shall be effective unless in writing and executed by the Company and both Advisors.
     Each such Amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder, as to itself, by an instrument in writing signed by such party. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any other occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.
     15. Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
     16. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the state courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9 hereof is reasonably calculated to give actual notice.
     17. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 17 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     18. Joint and Several Liability. Each obligation described herein of the Company, HQCO and/or its subsidiaries, as the case may be, shall be a joint and several obligation of the Company, HQCO and its subsidiaries. If requested by any of the Advisors, then the Company shall cause any of its subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability. Upon an underwritten registered public offering of capital stock of any subsidiary of the Company, the Advisors may cause such subsidiary (and its subsidiaries) to be released from joint and several liability for obligations hereunder arising after the closing of such offering, but this Agreement shall continue in full force and be binding on the Company and all of its other subsidiaries.
     19. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     “Affiliate” shall mean, with respect to any Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its controlled Affiliates shall be deemed an Affiliate of any of the Company’s shareholders (and vice versa) and none of the Company’s shareholders shall be deemed Affiliates of each other solely as a result of their relationship with respect to the

Company, or (ii) if such Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such Person or an Affiliate thereof.
     “Change in Control” shall have the meaning set forth in the Stockholders Agreement.
     “Initial Public Offering” shall have the meaning set forth in the Stockholders Agreement.
     “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
     “Quarterly Fee Amount” shall mean (a) $1,250,000 per fiscal quarter for the Company’s fiscal year 2005; and (b) for each fiscal year thereafter during the Term, an amount per fiscal quarter equal to 105% of the applicable Quarterly Fee Amount for the immediately preceding fiscal year.
     “Stockholders Agreement” shall mean that certain shareholders agreement of even date herewith, by and among investment funds managed by SilverLake (Offshore) AIV GP II, L.P. or its Affiliates, investment funds managed by KKR Millenium GP LLC, KKR Associates Europe, Limited Partnership, KKR Associates Europe II, Limited Partnership or its Affiliates, an investment fund managed jointly by KKR and SLP, Seletar Investment Pte. Ltd. and Geyser Investment Pte. Ltd., as amended from time to time in accordance with its terms.
* * * * *

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Kenneth Y. Hao

Name:	Kenneth Y. Hao
Its:	Director

AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED

By:	/s/ Kenneth Y. Hao

Name:	Kenneth Y. Hao
Its:	Director
Signature Page to Advisory Agreement

ADVISORS:

SILVER LAKE MANAGEMENT COMPANY, L.L.C.

By:	/s/ Alan K. Austin

Name:	Alan K. Austin
Its:	Managing Director and Chief Operating Officer
Signature Page to Advisory Agreement

KOHLBERG KRAVIS ROBERTS & CO., L.P.

By: KKR & Co., LLC

By:	/s/ James H. Greene Jr.

Name:	James H. Greene Jr.
Its:	Director
Signature Page to Advisory Agreement